CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES C PREFERRED STOCK
OF
AMPLIFICATION TECHNOLOGIES, INC.

Amplification Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY THAT:

A. Pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by Article FOURTH of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and pursuant to the provisions of §151 of the General Company Law of the State of Delaware, the Board adopted and approved the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series C Preferred Stock;

B. The Certificate of Incorporation provides for two classes of common stock, $0.01 par value per share (the “Common Stock”), one class of which is non-voting, and preferred stock, $0.01 par value per share (the “Preferred Stock”).

C. The Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series C Preferred Stock and fixes and determines the rights, preferences, qualifications, limitations and restrictions relating to such Preferred Stock as follows:

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated Series C Preferred Stock (the “Series C Preferred Stock”). The number of shares constituting Series C Preferred Stock shall be fifteen thousand (15,000). No other shares of preferred stock shall be designated as Series C Preferred Stock.

2. Ranking. The Series C Preferred Stock shall rank, as to dividends and upon a liquidation, dissolution or winding up of the Company (as set for in Section 6 hereof), senior and prior to the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the Common Stock of the Company outstanding. All equity securities of the Company to which the Series C Preferred Stock ranks prior, with respect to dividends and upon liquidation, dissolution or winding up, including, without limitation, the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock, are collectively referred to herein as “Junior Securities”.

3. Dividends. The holders of Series C Preferred Stock shall be entitled to receive cumulative dividends on each outstanding share of Series C Preferred Stock, which shall accrue on a daily basis at an annual rate equal to two percent (2%) multiplied by the Preference Amount (as defined in Section 6 below) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the shares of Series C Preferred Stock), and which shall be payable in arrears on the first business day of each month commencing with the first day of the month immediately following the issuance of the Series C Preferred Stock (each such date, a “Dividend Payment Date”). Any calculation of the amount of such dividends accrued pursuant to the provisions of this Section 3 shall be made based on a 360-day year comprised of twelve 30-day months. All dividends shall be payable in shares of Series C Preferred Stock (a “PIK Dividend”). If necessary, fractional shares of Series C Preferred Stock may be issued in connection with any PIK Dividend so that exact payment can be made to each holder of Series C Preferred Stock of all accrued and unpaid dividends that are payable on any Dividend Payment Date in respect of such holder’s shares of Series C Preferred Stock, provided that any such fractional shares shall be rounded to the nearest one-hundredth of a share. All shares (including any fractional shares) of Series C Preferred Stock issued pursuant to a PIK Dividend will thereupon be duly authorized, validly issued, fully paid and non-assessable. Dividends with respect to such additional shares of Series C Preferred Stock issued as a PIK Dividend shall (a) be due and payable on each Dividend Payment Date following the payment date on which such PIK Dividend was declared (or accrued, if not declared and paid on a Dividend Payment Date) and (b) accrue at the rate set forth in this Section 3 commencing on the day immediately following the Dividend Payment Date on which such PIK Dividends were due and payable (regardless of whether the PIK Dividend was declared or whether the shares of Series C Preferred Stock constituting the PIK Dividends were actually issued).

4. Restrictions.

At any time when shares of Series C Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Company is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the written consent of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series C Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) separately as one class, the Company will not:

(i) amend, alter or repeal any of the terms of the Series C Preferred Stock in a manner adverse to the Series C Preferred Stock; or

(ii) create or incur any funded debt; or

                (iii) create or authorize the creation of, or issue, any additional class or series of Preferred Stock, or otherwise create or authorize the creation of any additional class or series of stock, or any security of the Company which by its terms is convertible into or exchangeable for any security of the Company, unless the same ranks junior to the Series C Preferred Stock, as to dividends and the distribution of assets on a liquidation, dissolution or winding up of the Company or with respect to the payment of dividends or redemption rights; or

(iv) pay or set apart for payment, any dividend on any Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), other than with respect to the Company’s current outstanding contractual obligations pursuant to its registration rights granted to the holders of its Common Stock; or

                (v) (A) merge or consolidate the Company with another entity; (B) sell all or substantially all of the assets owned directly or indirectly by the Company; (C) acquire, by merger, issuance of securities of the Company or otherwise, of the business, stock or assets of another entity; (D) issue securities of the Company in connection with or for the purpose of effecting or facilitating any of the foregoing transactions; (E) reclassify or recapitalize any capital stock of the Company; and/or (F) execute of any agreement in furtherance of any of the foregoing actions; or

(vi)   effect any dissolution, liquidation, or winding up of the Company or any agreement to become so obligated; or

(vii) redeem or otherwise purchase of any securities issued by the Company, other than the Series C Preferred Stock or pursuant to an option plan; or

(viii) liquidate or dissolve the Company, file a voluntary petition of the Company under Chapter 7 or Chapter 11 of the United States Bankruptcy Code or a determine not to contest an involuntary petition of bankruptcy or otherwise institute insolvency proceedings or otherwise seek any relief under laws relating to the relief from debts or the protection of debtors generally; seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company of all or any portion of its properties; make any assignment for the benefit of the Company’s creditors; take any action that would cause the Company to become insolvent (as defined in the Bankruptcy Code); or take any action which consents to a case in bankruptcy or other insolvency proceedings against the Company or waives or releases any right or claims of the Company in any such case or proceeding.

5. Voting Rights.  Each holder of shares of Series C Preferred Stock shall be entitled to vote such shares as provided by law and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company.

6. Preference and Participation Upon Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of Series C Preferred Stock shall be entitled to receive, out of the assets of the Company available for distribution, $100 per share of Series C Preferred Stock held by such holder in preference to any distribution to the holders of Junior Securities (the “Preference Amount”). After the payment of the Preference Amount to the holders of shares of Series C Preferred Stock, the remaining assets will be distributed among and paid to the holders of the Junior Securities in accordance with their respective contractual rights. For purposes of this Section 6, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company.

7. Redemption. At any time upon five (5) business days prior notice to a holder of Series C Preferred Stock, the Company shall have the right to call or redeem all or any shares of Series C Preferred Stock at the Preference Amount per share. On February 14, 2009, the Company shall redeem all outstanding Series C Preferred Stock at the Preference Amount per share. In the event that any Series C Preferred Stock remains outstanding after February 14, 2009, fifty percent (50%) of the net proceeds actually received by the Company from the sale of its securities on or after February 14, 2009 shall be used for the redemption of such outstanding Series C Preferred Stock promptly following receipt by the Company of such net proceeds. In the event that there is more than one holder of outstanding Series C Preferred Stock after February 14, 2009, the redemption required pursuant to this Section 7 shall be made from each such holder on a pro rata basis, in the same proportion that such holders Series C Preferred Stock bears to the aggregate number of outstanding Series C Preferred Stock.

8. Other Preferences. The shares of the Series C Preferred Stock shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the Certificate of Incorporation of the Company.

9. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 31th day of March, 2008.

AMPLIFICATION TECHNOLOGIES, INC.

By:	/s/ Jack Mayer
Name:	Jack Mayer
Title:	Executive Chairman